Exhibit 99.1

Supernus Announces Issuance of Eighth U.S. Patent

Protecting Trokendi XR®

ROCKVILLE, Md., February 8, 2017 — Supernus Pharmaceuticals, Inc. (NASDAQ: SUPN), a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system diseases, today announced the issuance on January 31, 2017 of an eighth patent (number 9,555,004) by the United States Patent and Trademark Office (USPTO) covering Trokendi XR, its novel once-daily extended-release topiramate product. The patent provides protection for the product with expiration that is no earlier than 2027.

“With eight U.S. patents now in place for Trokendi XR and seven for Oxtellar XR®, we believe we have established a very strong intellectual property position for both products. We are committed to expanding and enhancing our patent coverage to provide our products with the protection they deserve,” said Jack A. Khattar, President and CEO of Supernus.

Supernus has several additional patent applications for extended-release oxcarbazepine and extended-release topiramate pending in other geographic regions.

About Trokendi XR

Trokendi XR is the first approved novel once-daily extended release formulation of topiramate for the treatment of epilepsy. Trokendi XR is an antiepileptic drug indicated for initial monotherapy in patients 6 years of age and older with partial onset or primary generalized tonic-clonic seizures; adjunctive therapy in patients 6 years of age and older with partial onset or primary generalized tonic-clonic seizures; and adjunctive therapy in patients 6 years of age and older with seizures associated with Lennox-Gastaut syndrome. The product is available in 25mg, 50mg, 100mg and 200mg extended-release capsules.

For current full prescribing and safety information, click here

About Supernus Pharmaceuticals, Inc.

Supernus Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system diseases. The Company has two marketed products for epilepsy, Oxtellar XR® (extended-release oxcarbazepine) and Trokendi XR® (extended-release topiramate). The Company is also developing several product candidates to address large market opportunities in psychiatry, including SPN-810 for the treatment of Impulsive Aggression in ADHD patients and SPN-812 for the treatment of ADHD.

Forward Looking Statements

This press release contains forward-looking statements regarding the Company’s ability to defend and enforce its intellectual property rights covering Oxtellar XR or Trokendi XR. Actual results may differ materially from those in these forward-looking statements as a result of various factors, including, but not limited to, the ability of Supernus to finance potential litigation and to prevail in any such proceeding to successfully defend its intellectual property rights. For a further description of these and other risks facing the Company, please see the risk factors described in the Company’s Annual Report Form 10-KA that was filed with the United States Securities and Exchange Commission (“Commission”) on January 20, 2017 under the caption “Risk Factors” and the updates to these risk factors in the Company’s Quarterly Report form 10-QA filed with the Commission on January 23, 2017. Forward-looking statements speak only as of the date of this press release, and the Company undertakes no obligation to update or revise these statements, except as may be required by law.

CONTACT:

Jack A. Khattar, President and CEO

Gregory S. Patrick, Vice President and CFO

Supernus Pharmaceuticals, Inc.

Tel: (301) 838-2591

Or

Investor Contact:

Peter Vozzo

Westwicke Partners

Office: (443) 213-0505

Mobile: (443) 377-4767

Email: peter.vozzo@westwicke.com